Exhibit 99.1

News release: IMMEDIATE RELEASE

Ally Financial Reports Fourth Quarter and Full-Year 2025 Financial Results

Full-Year 2025 Earnings Per Share of $2.37, Adjusted EPS1 of $3.81

Fourth Quarter Earnings Per Share of $0.95, Adjusted EPS1 of $1.09

	Full-Year 2025 Results
PRE-TAX INCOME	TOTAL NET REVENUE	RETURN ON COMMON EQUITY
$1.1 billion	$7.9 billion	6.0%

CORE PRE-TAX INCOME[1]	ADJUSTED TOTAL NET REVENUE[1]	CORE ROTCE[1]
$1.6 billion	$8.5 billion	10.4%

	Fourth Quarter 2025 Results
PRE-TAX INCOME	COMMON SHAREHOLDER EQUITY	RETURN ON COMMON EQUITY
$386 million	$42.70/share	9.2%

CORE PRE-TAX INCOME[1]	ADJUSTED TANGIBLE BOOK VALUE[1]	CORE ROTCE[1]
$461 million	$40.38/share	11.1%

•

Full-spectrum Dealer Financial Services franchise, differentiated by our scale, technology, and deeply embedded dealer relationships

•

Record 15.5 million consumer auto applications driving $43.7 billion consumer origination volume

•

Estimated retail auto originated yield[1] of 9.74% with 43% of originated volume within highest credit quality tier

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197 bps retail auto net charge-offs

•

Record Insurance written premiums of $1.5 billion

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Largest, all-digital, direct U.S. bank

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Retail deposits of $143.5 billion | 3.5 million retail deposit customers representing 17 consecutive years of growth

•

92% FDIC insured | 87% core deposit funded

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Corporate Finance more than 25-year proven track record | Well diversified portfolio, entirely first-lien

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HFI loan portfolio of $12.9 billion, with only 1% of loans in non-accrual status | 28% ROE

•

Fourth quarter record 3.8M consumer auto applications driving $10.8 billion consumer origination volume

•

Estimated retail auto originated yield[1] of 9.62% with 42% of volume in highest credit quality tier

•

Retail deposit growth of $1.7 billion quarter over quarter | >95% customer retention

•

Corporate Finance ROE of 29%

•

Completed the sale of Credit Card and ceased mortgage originations

•

Added 40 bps to CET1 while reducing credit risk and enabled focus on the core

•

Materially reduced interest rate risk and AOCI volatility

•

Executed $4.1 billion of securities repositioning while continuing to migrate towards a more neutral rate risk position

•

Bolstered capital position and maintained disciplined expense management

•

Fully phased-in AOCI CET1 up 120 bps YoY (h earnings, retail auto CRT); OPEX flat YoY with controllable expenses down 1%

•

Disciplined risk management, supported by prudent underwriting and enhanced servicing

•

Retail auto NCOs <2% and delinquency trends favorable vs 2024; zero commercial losses in 2024 - 2025

•

Solid asset growth in core franchises with highest returns

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Retail Auto and Corporate Finance assets up more than 5% vs 2024, reinforcing strategic focus on core businesses

•

Authorized a $2 billion open ended share repurchase program

•

Providing capital flexibility through returns-driven allocation framework and signaling confidence in execution

[1]

The following are non-GAAP financial measures which Ally believes are important to the reader of the Consolidated Financial Statements, but which are supplemental to and not a substitute for GAAP measures: Adjusted Earnings per Share (Adjusted EPS), Adjusted Total Net Revenue, Core Pre-Tax Income, Core Net Income Attributable to Common Shareholders, Core OID, Core Return on Tangible Common Equity (Core ROTCE), Estimated Retail Auto Originated Yield, Adjusted Tangible Common Equity, Net Financing Revenue (excluding Core OID) and Adjusted Tangible Book Value per Share (Adjusted TBVPS). These measures are used by management and we believe are useful to investors in assessing the company’s operating performance and capital. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms, and Reconciliation to GAAP later in this release.

Chief Executive Officer Comments

“Our performance in 2025 reflects a meaningful step forward.“ said Chief Executive Officer, Michael Rhodes. “Deliberate choices backed by disciplined execution enhanced the strength and resilience of our franchises and supported improved returns. We enter 2026 with a stronger foundation and momentum for continued progress.

Dealer Financial Services continued to benefit from our scale and the depth of our dealer relationships. Record consumer application volume of 15.5 million and selective underwriting allowed us to deliver $43.7 billion of originations with attractive risk-adjusted returns. Additionally, Insurance delivered a record $1.5 billion in written premiums demonstrating our ability to continue expanding relationships and harness synergies with Auto Finance to support dealers across all aspects of their business.

Corporate Finance delivered another year of strong asset growth and attractive risk-adjusted returns. The held for investment portfolio of $12.9 billion has, on average, grown 8% annually over the past three years and criticized assets and non-accrual loans remain near historic lows. The Corporate Finance team is highly respected in the industry with a reputation for delivering with speed and certainty, underpinned by a proven track record of disciplined growth across multiple cycles.

At Ally Bank, our continued focus on delivering best-in-class products and digital experiences further reinforced our position as the nation’s largest all-digital direct bank. We now serve 3.5 million deposit customers following 17 consecutive years of growth with industry leading retention rates. Our deposit base remains a key differentiator, and we ended the year with $144 billion in retail deposits, 92% of which are FDIC insured.

Overall, 2025 represented a year of tangible progress. We sharpened our strategic focus, strengthened the foundation, and we executed with discipline. The benefits of this approach are taking hold and enabling growth in our core franchises, improved performance, and a more resilient balance sheet. We resumed share repurchases in the fourth quarter - reflecting both our progress and our confidence in the path ahead. We are mindful of the work that remains and the dynamic operating environment, yet we are also encouraged by the momentum we’ve built. I’m excited about the opportunities ahead, as they are significant and within reach.”

Fourth Quarter and Full-Year 2025 Financial Results

						Increase/(Decrease) vs.
($ millions except per share data)	4Q 25	3Q 25	4Q 24	2025	2024	3Q 25	4Q 24	2024
(a) Net Financing Revenue	$1,598	$1,584	$1,509	$6,176	$6,014	$14 $	89	$162
Core OID[1]	17	17	15	66	56	1	2	9

Net Financing Revenue (excluding Core OID)[1]	1,615	1,601	1,524	6,242	6,070	15	91	171
(b) Other Revenue	525	584	517	1,738	2,167	(59)	8	(429)
Repositioning[3]	27	—	—	522	—	27	27	522
Change in Fair Value of Equity Securities[2]	(2)	(27)	47	(51)	6	26	(48)	(56)

Adjusted Other Revenue[1]	550	557	564	2,209	2,173	(7)	(14)	37
(c) Provision for Credit Losses	487	415	557	1,477	2,166	72	(70)	(689)
Repositioning[3]	(1)	—	—	305	—	(1)	(1)	305

Adjusted Provision for Credit Losses[1]	486	415	557	1,782	2,166	71	(71)	(384)
(d) Noninterest Expense	1,250	1,240	1,360	5,386	5,179	10	(110)	207
Repositioning[3]	(31)	—	(140)	(345)	(150)	(31)	108	(196)

Noninterest Expense (excluding Repositioning)[1]	1,219	1,240	1,220	5,041	5,029	(21)	(2)	11

Pre-Tax Income (a+b-c-d)	$386	$513	$109	$1,051	$836	$(127)	$277	$215
Income Tax Expense	59	115	—	199	167	(56)	59	32
Net Loss from Discontinued Operations	—	—	(1)	—	(1)	—	1	1

Net Income	$327	$398	$108	$852	$668	$(71)	$219	$184
Preferred Dividends	27	27	27	110	110	—	—	—

Net Income Attributable to Common Shareholders	$300	$371	$81	$742	$558	$(71)	$219	$184

	4Q 25	3Q 25	4Q 24	2025	2024	3Q 25	4Q 24	2024
GAAP EPS (basic or diluted as applicable)	$0.95	$1.18	$0.26	$2.37	$1.80	$(0.22)	$0.70	$0.57
Core OID, Net of Tax[1]	0.04	0.04	0.04	0.17	0.14	0.00	0.01	0.02
Change in Fair Value of Equity Securities, Net of Tax[2]	(0.00)	(0.07)	0.12	(0.13)	0.01	0.07	(0.12)	(0.14)
Repositioning, Discontinued Ops., and Other, Net of Tax[3]	0.15	—	0.37	1.46	0.40	0.15	(0.22)	1.06
Significant Discrete Tax Items	(0.06)	—	—	(0.06)	—	(0.06)	(0.06)	(0.06)

Adjusted EPS[1]	$1.09	$1.15	$0.78	$3.81	$2.35	$(0.07)	$0.30	$1.46

(1)	Represents a non-GAAP financial measure. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms and Reconciliation to GAAP later in this press release.
(2)

Impacts the Insurance, Corporate Finance and Corporate and Other segments. The change reflects fair value adjustments to equity securities that are reported at fair value. Management believes the change in fair value of equity securities should be removed from select financial measures because it enables the reader to better understand the business’ ongoing ability to generate revenue and income.

(3)

Contains non-GAAP financial measures and other financial measures. See pages 6 and 7 for definitions. 4Q’25 repositioning items related to mortgage assets transferred to held-for-sale and restructuring charges (refer to applicable disclosures for detail on historical repositioning).

Discussion of Results

Fourth Quarter

Net income attributable to common shareholders was $300 million, compared to $81 million in the fourth quarter of 2024.

Net financing revenue of $1.6 billion increased $89 million year over year. Net interest margin (“NIM”) of 3.48% increased 18 bps year over year and net interest margin excluding core OIDA was also up 18 bps year over year reflecting momentum in our core franchises, disciplined deposit pricing, and ongoing balance sheet optimization.

Other revenue increased $8 million year over year to $525 million, including a $2 million increase in the fair value of equity securities in the quarter, and a $27 million loss recognized on the transfer of mortgage assets to held-for-sale. Adjusted other revenueA, decreased $14 million year over year primarily due to the removal of fee-related income driven by the sale of Credit Card and the wind-down of the consumer mortgage portfolio, partially offset by continued momentum in diversified Other Revenue streams, including Insurance, SmartAuction and Passthrough programs.

Provision for credit losses of $487 million decreased $70 million year over year primarily driven by continued retail auto NCO improvement and the sale of Credit Card.

Noninterest expense decreased $110 million year over year primarily due to goodwill impairment associated with Credit Card during the fourth quarter of 2024.

Full-Year 2025

Net income attributable to common shareholders was $742 million in 2025, compared to $558 million in 2024, primarily due to lower provision expense and higher net financing revenue.

Net financing revenue of $6.2 billion was up $162 million from the prior year primarily driven by lower average funding costs.

Full year NIM of 3.43% was up 16 bps year over year. Excluding Core OIDA, NIM was 3.47%, up 17 bps year over year.

Other revenue was down $429 million year over year, primarily due to the repositioning of securities and includes a $51 million increase in the fair value of equity securities in the year, compared to a $6 million decrease in the fair value of equity securities in 2024. Adjusted other revenueA, excluding the impact of the change in fair value of equity securities, was $2.2 billion, up $37 million, as the removal of fee-related income from the sale of Credit Card and the wind-down of the consumer mortgage portfolio was more than offset by momentum within Insurance and diversified fee revenue from SmartAuction and Passthrough programs.

Provision for credit losses decreased $689 million from the prior year, primarily due to continued retail auto NCO improvement and the sale of Credit Card.

Noninterest expense increased $207 million year over year primarily driven by goodwill impairment associated with the sale of Credit Card.

A	Represents a non-GAAP financial measure. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms and Reconciliation to GAAP later in this press release.

Pre-Tax Income by Segment

						Increase/(Decrease) vs.
($ millions)	4Q 25	3Q 25	4Q 24	2025	2024	3Q 25	4Q 24	2024
Automotive Finance	$372	$421	$397	$1,640	$1,816	$(49)	$(25)	$(176)
Insurance	91	79	36	200	168	12	55	32

Dealer Financial Services	$463	$500	$433	$1,840	$1,984	$(37)	$30	$(144)
Corporate Finance	98	95	120	365	434	3	(22)	(69)
Corporate and Other	(175)	(82)	(444)	(1,154)	(1,582)	(93)	269	428

Pre-Tax Income from Continuing Operations	$386	$513	$109	$1,051	$836	$(127)	$277	$215

Core OID[1]	17	17	15	66	56	1	2	9
Change in Fair Value of Equity Securities[2]	(2)	(27)	47	(51)	6	26	(48)	(56)
Repositioning[3]	59	—	140	562	150	59	(81)	412

Core Pre-Tax Income[1]	$461	$502	$310	$1,628	$1,047	$(41)	$151	$581

(1)	Represents a non-GAAP financial measure. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms and Reconciliation to GAAP later in this press release.
(2)

Change in fair value of equity securities primarily impacts the Insurance, Corporate Finance, and Corporate and Other segments. Reflects equity fair value adjustments which requires change in the fair value of equity securities to be recognized in current period net income.

(3)

Contains non-GAAP financial measures and other financial measures. See pages 6 and 7 for definitions. 4Q’25 repositioning items related to mortgage assets transferred to held-for-sale and restructuring charges (refer to applicable disclosures for detail on historical repositioning).

Discussion of Segment Results

Auto Finance

Pre-tax income in the fourth quarter of $372 million was down $25 million versus the prior-year quarter primarily driven by lower net financing revenue and higher noninterest expense.

Net financing revenue of $1.3 billion was down $34 million year over year primarily driven by lower average commercial balances and lease vehicle termination mix dynamics.

Ally’s retail auto portfolio yield, excluding the impact of hedges, increased 18 bps year over year to 9.27% in the fourth quarter as the portfolio continues to turn over and benefit from higher yielding originations.

Provision for credit losses totaled $478 million, down $17 million year over year reflecting continued improvement in retail auto net charge-offs. The fourth quarter retail auto net charge-off rate of 2.14% decreased 20 bps year over year. Retail auto delinquencies 30+ days past due, inclusive of non-accrual loans, decreased 21 bps year over year to 5.25%.

Consumer auto originations of $10.8 billion were up $0.6 billion year over year and included $6.7 billion of used retail volume, or 62% of total originations, $3.2 billion of new retail volume, and $0.9 billion of leases. Estimated retail auto originated yieldB in the quarter was 9.62% with 42% of originations in the highest credit quality tier.

Full-year 2025 pre-tax income of $1.6 billion was down $0.2 billion primarily due to lower net financing revenue and higher noninterest expense, partially offset by lower provision expense.

Consumer originations in 2025 were $43.7 billion including $26.9 billion of used retail volume, or 62% of total 2025 originations, $12.4 billion of new retail volume and $4.4 billion of leases. Estimated retail auto originated yieldB was 9.74% in 2025.

End-of-period auto earning assets of $117.5 billion increased $2.8 billion year over year primarily driven by growth in retail balances. End-of-period consumer auto earning assets of $94.3 billion increased $2.5 billion year over year. End-of-period commercial earning assets of $23.1 billion were up $0.2 billion year over year.

Insurance

Pre-tax income in the fourth quarter of $91 million increased $55 million year over year. Results reflect a $50 million increase in the change in fair value of equity securitiesC year over year. Core pre-tax incomeD of $89 million in the quarter, increased $5 million year over year, which was supported by $369 million of earned premiums in the quarter.

Insurance losses of $111 million were down $5 million year over year.

Quarterly written premiums of $384 million were relatively flat year over year.

Total investment income excluding a $2 million increase in the change in fair value of equity securitiesC of $55 million was relatively flat year over year.

The full-year 2025 pre-tax income of $200 million was up $32 million year over year primarily due to an increase in the fair value of equity securities during the year. Core pre-tax incomeD for 2025 was $156 million, down $15 million year over year as higher earned premiums were more than offset by higher losses largely driven by P&C portfolio growth. Written premiums of $1.5 billion represent a full year record.

Corporate Finance

Pre-tax income of $98 million in the quarter decreased $22 million year over year, primarily driven by higher provision expense.

Net financing revenue of $111 million was down $4 million year over year. Other revenue of $31 million was down $2 million year over year.

Provision expense of $11 million was up $16 million year over year due to asset growth during the quarter.

Held-for-investment loans of $12.9 billion were up 15% quarter over quarter. The portfolio is entirely first lien with criticized assets and non-accrual loans comprising 10% and 1%, respectively.

Full-year 2025 pre-tax income of $365 million was down $69 million year over year primarily driven by lower net revenue and higher provision expense.

B

Estimated Retail Auto Originated Yield is a forward-looking non-GAAP financial measure determined by calculating the estimated average annualized yield for loans originated during the period. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms and Reconciliation to GAAP later in this press release.

C

Change in the fair value of equity securities to be recognized in current period net income. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms and Reconciliation to GAAP later in this press release.

D	Represents a non-GAAP financial measure. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms and Reconciliation to GAAP later in this press release.

Capital, Liquidity & Funding, and Deposits

Capital

During 2025, Ally paid four quarterly common dividends totaling $1.20 per share, which was unchanged year over year. Ally’s Board of Directors approved another $0.30 per share common dividend for the first quarter of 2026.

Ally’s Board of Directors authorized an open ended $2 billion share repurchase program during the quarter. Ally resumed share repurchases in the fourth quarter.

Ally’s Common Equity Tier 1 capital ratio of 10.2% increased approximately 40 bps year over year. Risk weighted assets of $152.8 billion were up $2.1 billion quarter over quarter. Ally executed a $5 billion retail auto credit risk transfer during the quarter, the second such transaction in 2025, generating approximately 20 bps of CET1 at the time of issuance.

Liquidity & Funding

Liquid cash and cash equivalentsE totaled $9.7 billion at quarter-end, up $0.2 billion quarter over quarter. Highly liquid securities were $20.3 billion and unused pledged borrowing capacity at the FHLB and FRB was $9.1 billion and $26.9 billion, respectively. Total current available liquidityF was $66.1 billion at year-end, equal to 5.6x uninsured deposit balances.

Deposits represented 87% of Ally’s funding portfolio.

Deposits

Retail deposits of $143.5 billion were up $99 million year over year and up $1.7 billion quarter over quarter. Total deposits were $151.6 billion at year-end, and Ally maintained an industry-leading customer retention rate.

The average retail deposit portfolio yield was 3.35% for the quarter, down 62 bps year over year and down 13 bps quarter over quarter.

Ally Bank continues to demonstrate strong customer acquisition with 178 thousand net new deposit customers for the year, totaling 3.5 million. Millennials and younger generations continue to comprise the largest segment of new customers.

E

Cash & cash equivalents may include the restricted cash accumulation for retained notes maturing within the following 30 days and returned to Ally on the distribution date. See the Financial Supplement for more details.

F	Total liquidity includes cash & cash equivalents, highly liquid securities and current unused borrowing capacity at the FHLB, and FRB Discount Window. See the Financial Supplement for more details.

Definitions of Non-GAAP Financial Measures and Other Key Terms

Ally believes the non-GAAP financial measures defined here are important to the reader of the Consolidated Financial Statements, but these are supplemental to and not a substitute for GAAP measures. See Reconciliation to GAAP below for calculation methodology and details regarding each measure.

Adjusted earnings per share (Adjusted EPS) is a non-GAAP financial measure that adjusts GAAP EPS for revenue and expense items that are typically strategic in nature or that management otherwise does not view as reflecting the operating performance of the company. Management believes Adjusted EPS can help the reader better understand the operating performance of the core businesses and their ability to generate earnings. In the numerator of Adjusted EPS, GAAP net income attributable to common shareholders is adjusted for the following items: (1) excludes discontinued operations, net of tax, as Ally is primarily a domestic company and sales of international businesses and other discontinued operations in the past have significantly impacted GAAP EPS, (2) adds back the tax-effected non-cash Core OID, (3) adjusts for tax-effected repositioning and other which are primarily related to the extinguishment of high cost legacy debt, strategic activities and significant other one-time items, (4) change in fair value of equity securities, (5) excludes significant discrete tax items that do not relate to the operating performance of the core businesses, and adjusts for preferred stock capital actions that have been taken by the company to normalize its capital structure, as applicable for respective periods. See page 7 for calculation methodology and details.

Core Return on Tangible Common Equity (Core ROTCE) is a non-GAAP financial measure that management believes is helpful for readers to better understand the ongoing ability of the company to generate returns on its equity base that supports core operations. Ally’s Core net income attributable to common shareholders for purposes of calculating Core ROTCE is based on the actual effective tax rate for the period adjusted for significant discrete tax items including tax reserve releases, which aligns with the methodology used in calculating adjusted earnings per share.

(1)

In the numerator of Core ROTCE, GAAP net income attributable to common shareholders is adjusted for discontinued operations net of tax, tax-effected Core OID, tax-effected repositioning and other which are primarily related to the extinguishment of high-cost legacy debt, strategic activities and significant other one-time items, change in fair value of equity securities, significant discrete tax items, and preferred stock capital actions, as applicable for respective periods.

(2)	In the denominator, GAAP shareholder’s equity is adjusted for goodwill and identifiable intangibles net of DTL and tax-effected Core OID balance.

Adjusted Efficiency Ratio is a non-GAAP financial measure that management believes is helpful to readers in comparing the efficiency of its core banking and lending businesses with those of its peers. In the numerator of Adjusted Efficiency Ratio, total noninterest expense is adjusted for Rep and warrant expense, Insurance segment expense, and repositioning and other which are primarily related to the extinguishment of high cost legacy debt, strategic activities and significant other one-time items, as applicable for respective periods. In the denominator, total net revenue is adjusted for Core OID and Insurance segment revenue. See Reconciliation to GAAP on page 8 for calculation methodology and details.

Adjusted Tangible Book Value per Share (Adjusted TBVPS) is a non-GAAP financial measure that reflects the book value of equity attributable to shareholders even if Core OID balance were accelerated immediately through the financial statements. As a result, management believes Adjusted TBVPS provides the reader with an assessment of value that is more conservative than GAAP common shareholder’s equity per share. Adjusted TBVPS generally adjusts common equity for: (1) goodwill and identifiable intangibles, net of DTLs, and (2) tax-effected Core OID balance to reduce tangible common equity in the event the corresponding discounted bonds are redeemed/tendered, as applicable for respective periods.

Core Net Income Attributable to Common Shareholders is a non-GAAP financial measure that serves as the numerator in the calculations of Adjusted EPS and Core ROTCE and that, like those measures, is believed by management to help the reader better understand the operating performance of the core businesses and their ability to generate earnings. Core Net Income Attributable to Common Shareholders adjusts GAAP net income attributable to common shareholders for discontinued operations net of tax, tax-effected Core OID expense, tax-effected repositioning and other primarily related to the extinguishment of high-cost legacy debt and strategic activities and significant other, preferred stock capital actions, significant discrete tax items and tax-effected changes in equity investments measured at fair value, as applicable for respective periods. See Reconciliation to GAAP on page 7 for calculation methodology and details.

Core Original Issue Discount (Core OID) Amortization Expense is a non-GAAP financial measure for OID, and is believed by management to help the reader better understand the activity removed from: Core pre-tax income (loss), Core net income (loss) attributable to common shareholders, Adjusted EPS, Core ROTCE, Adjusted efficiency ratio, Adjusted total net revenue, and Net financing revenue (excluding Core OID). Core OID is primarily related to bond exchange OID which excludes international operations and future issuances. See page 8 for calculation methodology and details.

Core Outstanding Original Issue Discount Balance (Core OID balance) is a non-GAAP financial measure for outstanding OID and is believed by management to help the reader better understand the balance removed from Core ROTCE and Adjusted TBVPS. Core OID balance is primarily related to bond exchange OID which excludes international operations and future issuances. See page 8 for calculation methodology and details.

Core Pre-Tax Income is a non-GAAP financial measure that adjusts pre-tax income from continuing operations by excluding (1) Core OID, and (2) change in fair value of equity securities (change in fair value of equity securities impacts the Insurance and Corporate Finance segments), and (3) Repositioning and other which are primarily related to the extinguishment of high cost legacy debt, strategic activities and significant other one-time items, as applicable for respective periods or businesses. Management believes core pre-tax income can help the reader better understand the operating performance of the core businesses and their ability to generate earnings. See the Pre-Tax Income by Segment Table on page 3 for calculation methodology and details.

Pre-provision net revenue (PPNR) is a non-GAAP financial measure calculated by adding GAAP Net Financing Revenue and GAAP Other Revenue then subtracting GAAP Noninterest expense, excluding Provision for credit losses. Management believes that PPNR is a helpful financial metric because it enables the reader to assess the business’ ability to generate earnings to cover credit losses and as it is utilized by Federal Reserve’s approach to modeling within the Supervisory Stress Test Framework that generally follows U.S. generally accepted accounting principles (GAAP) and includes a calculation of PPNR as a component of projected pre-tax net income.

Core pre-provision net revenue (Core PPNR) is a non-GAAP financial measure calculated by adding GAAP Net Financing Revenue and GAAP Other Revenue and subtracting GAAP Noninterest expense then adding Core OID and repositioning expenses, excluding Provision for credit losses. Management believes that Core PPNR is a helpful financial metric because it enables the reader to assess the core business’ ability to generate earnings to cover credit losses.

Adjusted Tangible Common Equity is a non-GAAP financial measure that is defined as common stockholders’ equity less goodwill and identifiable intangible assets, net of deferred tax liabilities. Ally considers various measures when evaluating capital adequacy, including tangible common equity. Ally believes that tangible common equity is important because we believe readers may assess our capital adequacy using this measure. Additionally, presentation of this measure allows readers to compare certain aspects of our capital adequacy on the same basis to other companies in the industry. For purposes of calculating Core return on tangible common equity (Core ROTCE), tangible common equity is further adjusted for tax-effected Core OID balance.

Net Interest Margin (excluding Core OID) is calculated using a non-GAAP measure that adjusts net interest margin by excluding Core OID. The Core OID balance is primarily related to bond exchange OID which excludes international operations and future issuances. Management believes net interest margin ex. Core OID is a helpful financial metric because it enables the reader to better understand the business’s profitability and margins.

Net Financing Revenue (excluding Core OID) is calculated using a non-GAAP measure that adjusts net financing revenue by excluding Core OID. The Core OID balance is primarily related to bond exchange OID which excludes international operations and future issuances. Management believes net financing revenue ex. Core OID is a helpful financial metric because it enables the reader to better understand the business’s ability to generate revenue.

Adjusted Other Revenue is a non-GAAP financial measure that adjusts GAAP other revenue for OID expenses, repositioning, and change in fair value of equity securities. Management believes adjusted other revenue is a helpful financial metric because it enables the reader better understand the business’s ability to generate other revenue. Adjusted Total Net Revenue is a non-GAAP financial measure that management believes is helpful for readers to understand the ongoing ability of the company to generate revenue. For purposes of this calculation, GAAP net financing revenue is adjusted by excluding Core OID to calculate net financing revenue ex. core OID. GAAP other revenue is adjusted for OID expenses, repositioning, and change in fair value of equity securities to calculate adjusted other revenue. Adjusted total net revenue is calculated by adding net financing revenue ex. core OID to adjusted other revenue.

Adjusted Noninterest Expense is a non-GAAP financial measure that adjusts GAAP noninterest expense for repositioning items. Management believes adjusted noninterest expense is a helpful financial metric because it enables the reader better understand the business’s expenses excluding nonrecurring items.

Adjusted Provision for Credit Losses is a non-GAAP financial measure that adjusts GAAP provision for credit losses for repositioning items. Management believes adjusted provision for credit losses is a helpful financial metric because it enables the reader better understand the business’s expenses excluding nonrecurring items. Estimated Retail Auto Originated Yield is a financial measure determined by calculating the estimated average annualized yield for loans originated during the period. At this time there currently is no comparable GAAP financial measure for Estimated Retail Auto Originated Yield and therefore this forecasted estimate of yield at the time of origination cannot be quantitatively reconciled to comparable GAAP information.

Net Charge-Off Ratios are annualized net charge-offs divided by average outstanding finance receivables and loans excluding loans measured at fair value and loans held-for-sale.

Accelerated issuance expense (Accelerated OID) is the recognition of issuance expenses related to calls of redeemable debt. Customer retention rate is the annualized 3-month rolling average of 1 minus the monthly attrition rate; excludes escheatment.

Repositioning is primarily related to the extinguishment of high-cost legacy debt, strategic activities, restructuring, amounts related to nonrecurring business transactions or pending transactions, and significant other one-time items.

Corporate and Other primarily consists of activity related to centralized corporate treasury activities such as management of the cash and corporate investment securities and loan portfolios, short- and long-term debt, retail and brokered deposit liabilities, derivative instruments, the amortization of the discount associated with new debt issuances and bond exchanges, and the residual impacts of our corporate FTP and treasury ALM activities. Corporate and Other also includes certain equity investments, the management of our consumer mortgage portfolio, and reclassifications and eliminations between the reportable operating segments. Subsequent to June 1, 2016, the revenue and expense activity associated with Ally Invest was included within the Corporate and Other segment. Subsequent to October 1, 2019, the revenue and expense activity associated with Ally Lending was included within the Corporate and Other segment. Subsequent to December 1, 2021, the revenue and expense activity associated with Fair Square was included within the Corporate and Other segment.

Change in fair value of equity securities impacts the Insurance, Corporate Finance and Corporate and Other segments. Reflects equity fair value adjustments related to ASU 2016-01 which requires change in the fair value of equity securities to be recognized in current period net income as compared to periods prior to 1/1/18 in which such adjustments were recognized through other comprehensive income, a component of equity.

Estimated impact of CECL on regulatory capital per final rule issued by U.S. banking agencies – In December 2018, the FRB and other U.S. banking agencies approved a final rule to address the impact of CECL on regulatory capital by allowing BHCs and banks, including Ally, the option to phase in the day-one impact of CECL over a three-year period. In March 2020, the FRB and other U.S. banking agencies issued an interim final rule that became effective on March 31, 2020 and provided an alternative option for banks to temporarily delay the impacts of CECL, relative to the incurred loss methodology for estimating the allowance for loan losses, on regulatory capital. A final rule that was largely unchanged from the March 2020 interim final rule was issued by the FRB and other U.S. banking agencies in August 2020, and became effective in September 2020. For regulatory capital purposes, these rules permitted us to delay recognizing the estimated impact of CECL on regulatory capital until after a two-year deferral period, which for us extended through December 31, 2021. Beginning on January 1, 2022, we are required to phase in 25% of the previously deferred estimated capital impact of CECL, with an additional 25% to be phased in at the beginning of each subsequent year until fully phased in by the first quarter of 2025. Under these rules, firms that adopt CECL and elect the five-year transition will calculate the estimated impact of CECL on regulatory capital as the day-one impact of adoption plus 25% of the subsequent change in allowance during the two-year deferral period, which according to the final rule approximates the impact of CECL relative to an incurred loss model. We adopted this transition option during the first quarter of 2020, and phased in the regulatory capital impacts of CECL from January 1, 2022, to January 1, 2025, in accordance with the five-year transition period.

Reconciliation to GAAP

Adjusted Earnings per Share

Numerator ($ millions)		FY 2025	FY 2024	4Q 25	3Q 25	4Q 24
GAAP Net Income Attributable to Common Shareholders		$742	$558	$300	$371	$81
Discontinued Operations, Net of Tax		—	1	—	—	1
Core OID		66	56	17	17	15
Repositioning and Other		562	150	59	—	140
Change in the Fair Value of Equity Securities		(51)	6	(2)	(27)	47
Tax on: Core OID & Change in Fair Value of Equity Securities (21% tax rate)		(109)	(40)	(16)	2	(38)
Significant Discrete Tax Items		(18)	—	(18)	—	—

Core Net Income Attributable to Common Shareholders	[a]	$1,192	$731	$341	$363	$246

Denominator
Weighted-Average Common Shares Outstanding (basic or diluted as applicable, thousands)	[b]	313,043	310,160	314,264	313,823	311,277

Adjusted EPS	[a] ÷ [b]	$3.81	$2.35	$1.09	$1.15	$0.78

Core Return on Tangible Common Equity (ROTCE)

Numerator ($ millions)		FY 2025	FY 2024	4Q 25	3Q 25	4Q 24
GAAP Net Income Attributable to Common Shareholders		$742	$558	$300	$371	$81
Discontinued Operations, Net of Tax		—	1	—	—	1
Core OID		66	56	17	17	15
Repositioning and Other		562	150	59	—	140
Change in Fair Value of Equity Securities		(51)	6	(2)	(27)	47
Tax on: Core OID & Change in Fair Value of Equity Securities (21% tax rate)		(109)	(40)	(16)	2	(38)
Significant Discrete Tax Items		(18)	—	(18)	—	—

Core Net Income Attributable to Common Shareholders	[a]	$1,192	$731	$341	$363	$246

Denominator (Average, $ millions)
GAAP Shareholder’s Equity		$14,659	$13,860	$15,308	$14,832	$14,159
Preferred Equity		(2,324)	(2,324)	(2,324)	(2,324)	(2,324)

GAAP Common Shareholder’s Equity		$12,335	$11,536	$12,984	$12,508	$11,835
Goodwill & Identifiable Intangibles, Net of Deferred Tax Liabilities (DTLs)		(292)	(694)	(187)	(187)	(655)

Tangible Common Equity		$12,044	$10,842	$12,796	$12,321	$11,180
Tax-effected Core OID balance (21% tax rate)		(556)	(604)	(537)	(550)	(588)

Adjusted Tangible Common Equity	[b]	$11,487	$10,237	$12,260	$11,771	$10,592

Core Return on Tangible Common Equity	[a] ÷ [b]	10.4%	7.1%	11.1%	12.3%	9.3%

Note: Refer to 4Q25 Earnings Presentation for further information regarding Core RoTCE methodology change.

Adjusted Tangible Book Value per Share

Numerator ($ billions)		FY 2025	FY 2024	4Q 25	3Q 25	4Q 24
GAAP Shareholder’s Equity		$15,498	$13,903	$15,498	$15,117	$13,903
Preferred Equity		(2,324)	(2,324)	(2,324)	(2,324)	(2,324)

GAAP Common Shareholder’s Equity		$13,174	$11,579	$13,174	$12,793	$11,579
Goodwill and Identifiable Intangible Assets, Net of DTLs		(187)	(603)	(187)	(187)	(603)

Tangible Common Equity		12,987	10,976	12,987	12,606	10,976
Tax-effected Core OID Balance (21% tax rate)		(530)	(582)	(530)	(544)	(582)

Adjusted Tangible Book Value	[a]	$12,457	$10,395	$12,457	$12,062	$10,395
Denominator
Issued Shares Outstanding (period-end, thousands)	[b]	308,493	305,388	308,493	307,828	305,388
Metric
GAAP Shareholder’s Equity per Share		$50.24	$45.53	$50.24	$49.11	$45.53
Preferred Equity per Share		(7.53)	(7.61)	(7.53)	(7.55)	(7.61)

GAAP Common Shareholder’s Equity per Share		$42.70	$37.92	$42.70	$41.56	$37.92
Goodwill and Identifiable Intangible Assets, Net of DTLs per Share		(0.61)	(1.97)	(0.61)	(0.61)	(1.97)
Tangible Common Equity per Share		$42.10	$35.94	$42.10	$40.95	$35.94
Tax-effected Core OID Balance (21% tax rate) per Share		(1.72)	(1.90)	(1.72)	(1.77)	(1.90)

Adjusted Tangible Book Value per Share	[a] ÷ [b]	$40.38	$34.04	$40.38	$39.19	$34.04

Adjusted Efficiency Ratio

Numerator ($ millions)		FY 2025	FY 2024	4Q 25	3Q 25	4Q 24
GAAP Noninterest Expense		$5,386	$5,179	$1,250	$1,240	$1,360
Insurance Expense		(1,525)	(1,453)	(335)	(374)	(343)
Repositioning and Other		(345)	(150)	(31)	—	(140)

Adjusted Noninterest Expense for Adjusted Efficiency Ratio	[a]	$3,516	$3,576	$884	$866	$877
Denominator ($ millions)
Total Net Revenue		$7,914	$8,181	$2,123	$2,168	$2,026
Core OID		66	56	17	17	15
Repositioning Items		522	—	27	—	—
Insurance Revenue		(1,725)	(1,621)	(426)	(453)	(379)

Adjusted Net Revenue for Adjusted Efficiency Ratio	[b]	$6,777	$6,616	$1,741	$1,732	$1,662
Adjusted Efficiency Ratio	[a] ÷ [b]	51.9%	54.1%	50.8%	50.0%	52.8%

Original Issue Discount Amortization Expense ($ millions)

	FY 2025	FY 2024	4Q 25	3Q 25	4Q 24
GAAP Original Issue Discount Amortization Expense	$74	$68	$19	$19	17
Other OID	(8)	(12)	(2)	(2)	(3)

Core Original Issue Discount (Core OID) Amortization Expense	$66	$56	$17	$17	$15

Outstanding Original Issue Discount Balance ($ millions)

	FY 2025	FY 2024	4Q 25	3Q 25	4Q 24
GAAP Outstanding Original Issue Discount Balance	$(689)	$(763)	$(689)	$(708)	$(763)
Other Outstanding OID Balance	18	27	18	20	27

Core Outstanding Original Issue Discount Balance (Core OID Balance)	$(671)	$(736)	$(671)	$(688)	$(736)

($ millions)
Net Financing Revenue (ex. Core OID)		FY 2025	FY 2024	4Q 25	3Q 25	4Q 24
GAAP Net Financing Revenue	[w]	$6,176	$6,014	$1,598	$1,584	$1,509
Core OID		66	56	17	17	15

Net Financing Revenue (ex. Core OID)	[a]	$6,242	$6,070	$1,615	$1,601	$1,524

Adjusted Other Revenue		FY 2025	FY 2024	4Q 25	3Q 25	4Q 24
GAAP Other Revenue	[x]	$1,738	$2,167	$525	$584	$517
Accelerated OID and repositioning items		522	—	27	—	—
Change in Fair Value of Equity Securities		(51)	6	(2)	(27)	47

Adjusted Other Revenue	[b]	$2,209	$2,173	$550	$557	$564

Adjusted Total Net Revenue		FY 2025	FY 2024	4Q 25	3Q 25	4Q 24
Adjusted Total Net Revenue	[a]+[b]	$8,451	$8,243	$2,165	$2,157	$2,088

Adjusted Provision for Credit Losses		FY 2025	FY 2024	4Q 25	3Q 25	4Q 24
GAAP Provision for Credit Losses	[y]	$1,477	$2,166	$487	$415	$557
Repositioning		305	—	(1)	—	—

Adjusted Provision for Credit Losses	[c]	$1,782	$2,166	$486	$415	$557

Adjusted NIE (Excluding Repositioning)		FY 2025	FY 2024	4Q 25	3Q 25	4Q 24
GAAP Noninterest Expense	[z]	$5,386	$5,179	$1,250	$1,240	$1,360
Repositioning		(345)	(150)	(31)	—	(140)

Adjusted NIE (Excluding Repositioning)	[d]	$5,041	$5,029	$1,219	$1,240	$1,220

Core Pre-Tax Income		FY 2025	FY 2024	4Q 25	3Q 25	4Q 24
Pre-Tax Income	[w]+[x]-[y]-[z]	$1,051	$836	$386	$513	$109
Core Pre-Tax Income	[a]+[b]-[c]-[d]	$1,628	$1,047	$461	$502	$310

Insurance Non-GAAP Walk to Core Pre-Tax Income (Quarterly)

($ millions)	4Q 2025			4Q 2024
	GAAP	Change in the fair value of equity securities	Non-GAAP[1]	GAAP	Change in the fair value of equity securities	Non-GAAP[1]
Insurance
Premiums, Service Revenue Earned and Other	$369	$—	$369	$372	$—	$372
Losses and Loss Adjustment Expenses	111	—	111	116	—	116
Acquisition and Underwriting Expenses	224	—	224	227	—	227
Investment Income and Other	57	(2)	55	7	48	55

Pre-Tax Income from Continuing Operations	$91	$(2)	$89	$36	$48	$84

Insurance Non-GAAP Walk to Core Pre-Tax Income (Annual)

($ millions)	FY 2025			FY 2024
	GAAP	Change in the fair value of equity securities	Non-GAAP[1]	GAAP	Change in the fair value of equity securities	Non-GAAP[1]
Insurance
Premiums, Service Revenue Earned and Other	$1,464	$—	$1,464	$1,427	$—	$1,427
Losses and Loss Adjustment Expenses	616	—	616	544	—	544
Acquisition and Underwriting Expenses	909	—	909	909	—	909
Investment Income and Other	261	(44)	217	194	3	197

Pre-Tax Income from Continuing Operations	$200	$(44)	$156	$168	$3	$171

[1]	Non-GAAP line items walk to Core Pre-Tax Income, a non-GAAP financial measure that adjusts Pre-Tax Income.

Additional Financial Information

For additional financial information, the fourth quarter and full-year 2025 earnings presentation and financial supplement are available in the Events & Presentations section of Ally’s Investor Relations Website at http://www.ally.com/about/investor/events-presentations/.

About Ally Financial Inc.

Ally Financial Inc. (NYSE: ALLY) is a financial services company with the nation’s largest all-digital bank and an industry-leading auto financing business, driven by a mission to “Do It Right” and be a relentless ally for customers and communities. The company serves customers with deposits and securities brokerage and investment advisory services as well as auto financing and insurance offerings. The company also includes a seasoned corporate finance business that offers capital for equity sponsors and middle-market companies. For more information, please visit www.ally.com.

For more information and disclosures about Ally, visit https://www.ally.com/#disclosures.

For further images and news on Ally, please visit http://media.ally.com.

Forward-Looking Statements

This earnings release and related communications should be read in conjunction with the financial statements, notes, and other information contained in our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. This information is preliminary and based on company and third-party data available at the time of the presentation or related communication.

This earnings release and related communications contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the fact that they do not relate strictly to historical or current facts—such as statements about the outlook for financial and operating metrics and performance and future capital allocation and actions. Forward-looking statements often use words such as “believe,” “expect,” “anticipate,” “intend,” “pursue,” “seek,” “continue,” “estimate,” “project,” “outlook,” “forecast,” “potential,” “target,” “objective,” “trend,” “plan,” “goal,” “initiative,” “priorities,” or other words of comparable meaning or future-tense or conditional verbs such as “may,” “will,” “should,” “would,” or “could.” Forward-looking statements convey our expectations, intentions, or forecasts about future events, circumstances, or results. All forward-looking statements, by their nature, are subject to assumptions, risks, and uncertainties, which may change over time and many of which are beyond our control. In particular, forward-looking statements about Ally’s outlook, including expectations regarding net interest margin, adjusted other revenue, net-charge offs, non-interest expenses and average earning assets, and other forward-looking statements are based on our current expectations and are subject to various important factors that could cause actual results to differ materially, including general economic conditions, expectations regarding interest rates and inflation, monetary and fiscal policies in the United States and other jurisdictions, the composition of our balance sheet, including with respect to our loan and securities portfolios, the impact of our strategic initiatives, including recent initiatives involving our Credit Card and Mortgage operations, demand for new and used vehicles, demand for auto loans and leases and the impact of escalating tariffs and other trade policies on us, our customers and our strategic partners, and the economic impacts, volatility and uncertainty resulting therefrom.

You should not rely on any forward-looking statement as a prediction or guarantee about the future. Actual future objectives, strategies, plans, prospects, performance, conditions, or results may differ materially from those set forth in any forward-looking statement. Some of the factors that may cause actual results or other future events or circumstances to differ from those in forward-looking statements are described above and in our Annual Report on Form 10-K for the year ended December 31, 2024, our subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, or other applicable documents that are filed or furnished with the U.S. Securities and Exchange Commission (collectively, our “SEC filings”).

Any forward-looking statement made by us or on our behalf speaks only as of the date that it was made. We do not undertake to update any forward-looking statement to reflect the impact of events, circumstances, or results that arise after the date that the statement was made, except as required by applicable securities laws. You, however, should consult further disclosures (including disclosures of a forward-looking nature) that we may make in any subsequent SEC filings.

This earnings release and related communications contain specifically identified non-GAAP financial measures, which supplement the results that are reported according to U.S. generally accepted accounting principles (“GAAP”). These non-GAAP financial measures may be useful to investors but should not be viewed in isolation from, or as a substitute for, GAAP results. Differences between non-GAAP financial measures and comparable GAAP financial measures are reconciled in the document. This document also includes forward-looking non-GAAP financial measures, such as outlooks for Net Interest Margin (ex. OID), Adjusted Other Revenue and Adjusted Noninterest Expense. We are unable to provide a reconciliation of these forward-looking non-GAAP financial measures to their most directly comparable GAAP financial measures because we are unable to provide, without unreasonable effort, a meaningful or accurate calculation or estimation of amounts that would be necessary for the reconciliation due to the inherent difficulty in forecasting and quantifying the occurrence and financial impact of various items that have not yet occurred, are out of our control or cannot be reasonably predicted. Forward-looking non-GAAP financial measures may vary materially from the corresponding GAAP financial measures.

Unless the context otherwise requires, the following definitions apply. The term “loans” means the following consumer and commercial products associated with our direct and indirect financing activities: loans, retail installment sales contracts, lines of credit, and other financing products excluding operating leases. The term “operating leases” means consumer- and commercial-vehicle lease agreements where Ally is the lessor and the lessee is generally not obligated to acquire ownership of the vehicle at lease-end or compensate Ally for the vehicle’s residual value. The terms “lend,” “finance,” and “originate” mean our direct extension or origination of loans, our purchase or acquisition of loans, or our purchase of operating leases, as applicable. The term “consumer” means all consumer products associated with our loan and operating-lease activities and all commercial retail installment sales contracts. The term “commercial” means all commercial products associated with our loan activities, other than commercial retail installment sales contracts. The term “partnerships” means business arrangements rather than partnerships as defined by law.

Contacts:
Sean Leary	Peter Gilchrist
Ally Investor Relations	Ally Communications (Media)
704-444-4830	704-644-6299
sean.leary@ally.com	peter.gilchrist@ally.com